Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT:	Corporate Communications
404-715-2554
news archive at news.delta.com

Investor Relations
404-715-2170

Delta Reports Financial and Operating Performance for August

ATLANTA, Sept. 5, 2012 – Delta Air Lines (NYSE: DAL) today reported financial and operating performance for August 2012.

Delta’s solid revenue improvement continued with consolidated passenger unit revenue (PRASM) increasing 4.0 percent year over year for the month of August.  The PRASM improvement was driven by a stable demand environment, corporate traffic momentum and revenue resulting from customer-facing product investments.  All entities generated positive unit revenue during the month of August, demonstrating continued strength.  Absent the 2011 FAA excise tax suspension, August 2012 unit revenue improvement would be approximately 1.5 points higher.

System load factor increased 0.9 points on a 1 percent reduction in capacity.

Delta’s adjusted fuel price per gallon was $3.26 for the month.

Delta continued to have excellent operational performance in August, with a 99.4 percent completion factor and an on-time performance rate of 83.9 percent.

The company’s financial and operational performance is detailed below.

Preliminary Financial and Operational Results – August 2012
Consolidated PRASM change year over year	4.0%
Consolidated average fuel price, adjusted	$3.26
On-time performance (preliminary DOT A14)	83.9%
Mainline completion factor	99.4%

Note: Fuel price includes taxes, transportation, settled hedges, and hedge premiums, but excludes mark to market adjustments on open hedges.

Delta Air Lines serves more than 160 million customers each year. During the past year, Delta was named domestic “Airline of the Year” by the readers of Travel Weekly magazine, was named the “Top Tech-Friendly U.S. Airline” by PCWorld magazine for its innovation in technology, won the Business Travel News Annual Airline Survey and was the recipient of 12 Executive Travel Magazine Leading Edge Awards for U.S. airlines. With an industry-leading global network, Delta and the Delta Connection carriers offer service to nearly 320 destinations in 60 countries on six continents. Headquartered in Atlanta, Delta employs 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. A founding member of the SkyTeam global alliance, Delta participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia. Including its worldwide alliance partners, Delta offers customers more than 13,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Memphis, Minneapolis-St. Paul, New York-LaGuardia, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. The airline’s service includes the SkyMiles frequent flier program, a world-class airline loyalty program; the award-winning BusinessElite service; and more than 50 Delta Sky Clubs in airports worldwide. Delta is investing more than $3 billion through 2013 in airport facilities and global products, services and technology to enhance the customer experience in the air and on the ground. Customers can check in for flights, print boarding passes, check bags and review flight status at delta.com.

1

	Monthly Traffic Results (a)				Year to Date Traffic Results (a)

	Aug 2012	Aug 2011	Change		Aug 2012	Aug 2011	Change
RPMs (000):
Domestic	10,939,712	10,766,710	1.6%		78,189,205	77,936,796	0.3%
Delta Mainline	8,822,432	8,543,979	3.3%		62,143,404	61,561,277	0.9%
Regional	2,117,280	2,222,731	(4.7%)		16,045,802	16,375,519	(2.0%)
International	7,995,978	8,127,468	(1.6%)		53,709,513	53,894,487	(0.3%)
Latin America	1,207,266	1,127,391	7.1%		9,605,730	9,366,549	2.6%
Delta Mainline	1,193,866	1,108,666	7.7%		9,492,059	9,222,992	2.9%
Regional	13,399	18,725	(28.4%)		113,670	143,557	(20.8%)
Atlantic	4,296,392	4,525,522	(5.1%)		27,501,094	28,729,628	(4.3%)
Pacific	2,492,320	2,474,555	0.7%		16,602,689	15,798,310	5.1%
Total System	18,935,690	18,894,178	0.2%		131,898,718	131,831,283	0.1%

ASMs (000):
Domestic	12,554,722	12,445,755	0.9%		92,201,116	93,535,054	(1.4%)
Delta Mainline	9,959,893	9,711,236	2.6%		72,033,508	72,660,912	(0.9%)
Regional	2,594,828	2,734,519	(5.1%)		20,167,608	20,874,142	(3.4%)
International	9,006,414	9,288,828	(3.0%)		64,884,743	66,992,340	(3.1%)
Latin America	1,390,652	1,342,966	3.6%		11,826,920	11,832,383	0.0%
Delta Mainline	1,371,363	1,315,027	4.3%		11,657,567	11,623,572	0.3%
Regional	19,289	27,939	(31.0%)		169,353	208,811	(18.9%)
Atlantic	4,802,652	5,078,532	(5.4%)		33,007,846	35,666,911	(7.5%)
Pacific	2,813,110	2,867,330	(1.9%)		20,049,976	19,493,046	2.9%
Total System	21,561,136	21,734,583	(0.8%)		157,085,858	160,527,394	(2.1%)

Load Factor:
Domestic	87.1%	86.5%	0.6	pts	84.8%	83.3%	1.5	pts
Delta Mainline	88.6%	88.0%	0.6	pts	86.3%	84.7%	1.6	pts
Regional	81.6%	81.3%	0.3	pts	79.6%	78.4%	1.2	pts
International	88.8%	87.5%	1.3	pts	82.8%	80.4%	2.4	pts
Latin America	86.8%	83.9%	2.9	pts	81.2%	79.2%	2.0	pts
Delta Mainline	87.1%	84.3%	2.8	pts	81.4%	79.3%	2.1	pts
Regional	69.5%	67.0%	2.5	pts	67.1%	68.7%	(1.6)	pts
Atlantic	89.5%	89.1%	0.4	pts	83.3%	80.5%	2.8	pts
Pacific	88.6%	86.3%	2.3	pts	82.8%	81.0%	1.8	pts
Total System	87.8%	86.9%	0.9	pts	84.0%	82.1%	1.9	pts

Mainline Completion Factor	99.4%	98.1%	1.3	pts

Passengers Boarded	15,560,609	15,317,550	1.6%		111,922,146	111,019,653	0.8%

Cargo Ton Miles (000):	205,156	194,044	5.7%		1,589,337	1,576,789	0.8%

Endnote:

a Results include flights operated under contract carrier arrangements.

2

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

August 2012

Delta sometimes uses information that is derived from its Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Certain of this information are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. The non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

Mark-to-market adjustments for fuel hedges recorded in periods other than the settlement period ("MTM Adjustments"). We exclude MTM adjustments, which are based on market prices at the end of the reporting period and certain assumptions, as they are not necessarily indicative of the actual future value of the underlying hedge in the contract settlement period.

August 2012 (preliminary)
Average price per fuel gallon including fuel expense incurred under contract carrier arrangements	$2.62
MTM Adjustments	0.64
Average price per fuel gallon, adjusted	$3.26

3